SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)
       (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. --)*


                              Vonage Holdings Corp.
                 ----------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
                 ----------------------------------------------
                         (Title of Class of Securities)

                                    92886T201
                          ----------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2006
                 ----------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]   Rule 13d-1(b)
             [ ]   Rule 13d-1(c)
             [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                            ----------------
CUSIP NO. 92886T201                       13G                     PAGE 2 OF 34
--------------------                                            ----------------

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     New Enterprise Associates 11, Limited Partnership

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)    [ ]
                                                            (b)    [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                  --------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY         29,000,863
  OWNED BY
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON
    WITH:            0

                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     29,000,863

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,000,863

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     18.7%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------

--------------------                                            ----------------
CUSIP NO. 92886T201                       13G                     PAGE 3 OF 34
--------------------                                            ----------------

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     NEA Partners 11, Limited Partnership

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)    [ ]
                                                            (b)    [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                  --------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY         29,000,863
  OWNED BY
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON
    WITH:            0

                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     29,000,863

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,000,863

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     18.7%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------

--------------------                                            ----------------
CUSIP NO. 92886T201                       13G                     PAGE 4 OF 34
--------------------                                            ----------------

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     NEA 11 GP, LLC

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)    [ ]
                                                            (b)    [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                  --------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY         29,000,863
  OWNED BY
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON
    WITH:            0

                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     29,000,863

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,000,863

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     18.7%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------

--------------------                                            ----------------
CUSIP NO. 92886T201                       13G                     PAGE 5 OF 34
--------------------                                            ----------------

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     New Enterprise Associates 10, Limited Partnership

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)    [ ]
                                                            (b)    [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                  --------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY         29,000,863
  OWNED BY
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON
    WITH:            0

                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     29,000,863

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,000,863

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     18.7%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------

--------------------                                            ----------------
CUSIP NO. 92886T201                       13G                     PAGE 6 OF 34
--------------------                                            ----------------

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     NEA Partners 10, Limited Partnership

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)    [ ]
                                                            (b)    [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                  --------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY         29,000,863
  OWNED BY
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON
    WITH:            0

                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     29,000,863

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,000,863

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     18.7%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------

--------------------                                            ----------------
CUSIP NO. 92886T201                       13G                     PAGE 7 OF 34
--------------------                                            ----------------

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     M. James Barrett

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)    [ ]
                                                            (b)    [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                  --------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY         29,000,863
  OWNED BY
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON
    WITH:            0

                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     29,000,863

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,000,863

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     18.7%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 8 OF 34
--------------------                                            ----------------

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Peter J. Barris

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)    [ ]
                                                            (b)    [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     114,444

                  --------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY         29,000,863
  OWNED BY
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON
    WITH:            114,444

                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     29,000,863

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,115,307

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     18.8%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 9 OF 34
--------------------                                            ----------------

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Forest Baskett

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)    [ ]
                                                            (b)    [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                  --------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY         29,000,863
  OWNED BY
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON
    WITH:            0

                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     29,000,863

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,000,863

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     18.7%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 10 OF 34
--------------------                                            ----------------

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Ryan D. Drant

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)    [ ]
                                                            (b)    [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                  --------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY         29,000,863
  OWNED BY
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON
    WITH:            0

                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     29,000,863

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,000,863

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     18.7%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 11 OF 34
--------------------                                            ----------------

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Krishna Kolluri

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)    [ ]
                                                            (b)    [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                  --------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY         29,000,863
  OWNED BY
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON
    WITH:            0

                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     29,000,863

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,000,863

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     18.7%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 12 OF 34
--------------------                                            ----------------

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     C. Richard Kramlich

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)    [ ]
                                                            (b)    [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                  --------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY         29,000,863
  OWNED BY
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON
    WITH:            0

                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     29,000,863

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,000,863

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     18.7%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 13 OF 34
--------------------                                            ----------------

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Charles M. Linehan

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)    [ ]
                                                            (b)    [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                  --------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY         29,000,863
  OWNED BY
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON
    WITH:            0

                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     29,000,863

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,000,863

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     18.7%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 14 OF 34
--------------------                                            ----------------

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Peter T. Morris

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)    [ ]
                                                            (b)    [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                  --------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY         29,000,863
  OWNED BY
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON
    WITH:            0

                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     29,000,863

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,000,863

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     18.7%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 15 OF 34
--------------------                                            ----------------

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Charles W. Newhall III

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)    [ ]
                                                            (b)    [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                  --------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY         29,000,863
  OWNED BY
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON
    WITH:            0

                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     29,000,863

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,000,863

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     18.7%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 16 OF 34
--------------------                                            ----------------

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Mark W. Perry

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)    [ ]
                                                            (b)    [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                  --------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY         29,000,863
  OWNED BY
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON
    WITH:            0

                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     29,000,863

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,000,863

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     18.7%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 17 OF 34
--------------------                                            ----------------

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Scott D. Sandell

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)    [ ]
                                                            (b)    [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                  --------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY         29,000,863
  OWNED BY
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON
    WITH:            0

                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     29,000,863

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,000,863

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     18.7%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 18 OF 34
--------------------                                            ----------------

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Eugene A. Trainor III

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)    [ ]
                                                            (b)    [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0

                  --------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY         29,000,863
  OWNED BY
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON
    WITH:            0

                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     29,000,863

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,000,863

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     18.7%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 19 OF 34
--------------------                                            ----------------


ITEM 1(a).    NAME OF ISSUER: Vonage Holdings Corp.

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              25 Main Street, Holmdel, NJ 07733

ITEM 2(a). NAMES OF PERSONS FILING: New Enterprise Associates 10, Limited Partnership ("NEA 10"); NEA Partners 10, Limited Partnership, which is the sole general partner of NEA 10 ("NEA Partners 10");
              M. James Barrett ("Barrett"), Peter J. Barris ("Barris"), C. Richard Kramlich ("Kramlich"), Peter T. Morris ("Morris"), Charles W. Newhall III ("Newhall"), Mark W. Perry ("Perry"), Scott D. Sandell ("Sandell") and Eugene A. Trainor III ("Trainor") (collectively, the "NEA 10 Managers") who are the individual general partners of NEA Partners 10; New Enterprise Associates 11, Limited Partnership ("NEA 11"); NEA Partners 11, Limited Partnership ("NEA Partners 11"), which is the general partner of NEA 11; NEA 11 GP, LLC ("NEA 11 GP"), which is the general partner of NEA Partners 11; and Forest Baskett ("Baskett"), Ryan D. Drant ("Drant"), Krishna Kolluri ("Kolluri") and Charles M. Linehan ("Linehan") (the "NEA 11-only Managers"). The NEA 10 Managers and the NEA 11-only Managers (collectively, the "Managers") are the individual managers of NEA 11 GP. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
              The address of the principal business office of NEA 10, the NEA Partners 10, NEA 11, NEA Partners 11, NEA 11 GP, Barrett, Drant, Newhall and Trainor is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Baskett, Kolluri, Kramlich, Linehan, Morris, Perry and Sandell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Barris is 11951 Freedom Drive, Suite 1240, Reston, Virginia 20190.

ITEM 2(c). CITIZENSHIP: NEA 10 and the NEA PARTNERS 10 are limited partnerships organized under the laws of the State of Delaware. NEA 11 GP is a limited liability company organized under the laws of the State of Delaware. NEA Partners 11 and NEA 11 are limited partnerships organized under the laws of the State of Delaware. Each of the Managers is a United States citizen.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value ("Common Stock").

ITEM 2(e).    CUSIP NUMBER: 92886T201.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

              Not applicable.

ITEM 4.       OWNERSHIP.

              (a) Amount Beneficially Owned: NEA 10 is the record owner of 21,092,371 shares of Common Stock as of December 31, 2006. NEA 10 is also the record owner of a promissory note with a face amount of $11,416,250 convertible at any time at a rate of $14.22 per share into 802,831 shares of Common Stock. Accordingly, NEA 10 may be deemed to own beneficially an aggregate of 21,895,202 shares of Common Stock (the "NEA 10 Shares"). As the sole general partner of NEA 10, NEA Partners 10 may be deemed to own beneficially the NEA 10 Shares. As the individual general partners

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 20 OF 34
--------------------                                            ----------------


                     of NEA Partners 10, the sole general partner of NEA 10, each of the NEA 10 Managers may also be deemed to own beneficially NEA 10 Shares.

                     NEA 11 is the record owner of 6,838,051 shares of Common Stock. NEA 11 is also the record owner of a promissory note with a face amount of $3,805,416.67 convertible at any time at a rate of $14.22 per share into 267,610 shares of Common Stock. Accordingly, NEA 11 may be deemed to own in the aggregate 7,105,661 shares of Common Stock (the "NEA 11 Shares"). As the sole general partner of NEA 11, NEA Partners 11 may be deemed to own beneficially the NEA 11 Shares. As the general partner of NEA Partners 11, NEA 11 GP likewise may be deemed to own beneficially the NEA 11 Shares. As the individual Managers of NEA GP 11, each of the Managers also may be deemed to own beneficially the NEA 11 Shares.

                     By virtue of their relationship as affiliated entities, whose controlling entities have overlapping individual controlling persons, each of the Reporting Persons may be deemed to share the power to direct the disposition and vote of the NEA 10 Shares and the NEA 11 Shares for an aggregate of 29,000,863 shares (the "Firm Shares").

                     As of December 31, 2006 Barris is the record owner of 7,500 shares of Common Stock and options to purchase 106,944 shares of Common Stock (the "Barris Shares") exercisable within sixty days. Accordingly, Barris may be deemed to be the beneficial owner of the Barris Shares in addition to the Firm Shares for a total of 29,115,307 shares of Common Stock.

              (b) Percent of Class: See Line 11 of cover sheets. The percentages set forth on the cover sheets are calculated based on 154,922,633 shares of Common Stock reported to be outstanding by the Issuer in Form 10-Q as filed with the Securities and Exchange Commission on November 8, 2006 for the period ending September 30, 2006.

              (c)    Number of shares as to which such person has:

                     (i) sole power to vote or to direct the vote: See Line 5 of cover sheets.

                     (ii) shared power to vote or to direct the vote: See Line 6 of cover sheets.

                     (iii) sole power to vote or to direct the vote: See Line 7 of cover sheets.

                     (iv) shared power to dispose or to direct the disposition of: See Line 8 of cover sheets.

              Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not applicable.

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 21 OF 34
--------------------                                            ----------------


ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
              WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-5(b).

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not applicable.

ITEM 10.      CERTIFICATION.

              Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 22 OF 34
--------------------                                            ----------------


                                    SIGNATURE

      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 12, 2007

NEW ENTERPRISE ASSOCIATES 11,
LIMITED PARTNERSHIP

By:   NEA PARTNERS 11, LIMITED PARTNERSHIP
      General Partner

      By:   NEA GP 11, LLC
            General Partner


            By:         *
               ---------------------------
               Eugene A. Trainor III
               Manager


NEA PARTNERS 11, LIMITED PARTNERSHIP

      By:   NEA GP 11, LLC
            General Partner


            By:         *
               ---------------------------
               Eugene A. Trainor III
               Manager


NEA GP 11, LLC


By:         *
   ---------------------------------------
   Eugene A. Trainor III
   Manager


NEW ENTERPRISE ASSOCIATES 10,
  LIMITED PARTNERSHIP

By:   NEA PARTNERS 10, LIMITED PARTNERSHIP
      General Partner


      By:          *
         --------------------------------
         Charles W. Newhall III
         General Partner

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 23 OF 34
--------------------                                            ----------------


NEA PARTNERS 10, LIMITED PARTNERSHIP


By:          *
    --------------------------------
    Charles W. Newhall III
    General Partner


         *
------------------------------------------
Michael James Barrett


         *
------------------------------------------
Peter J. Barris


         *
------------------------------------------
Forest Baskett


         *
------------------------------------------
Ryan D. Drant


         *
------------------------------------------
C. Richard Kramlich


         *
------------------------------------------
Krishna Kolluri


         *
------------------------------------------
Charles M. Linehan


         *
------------------------------------------
Peter T. Morris


         *
------------------------------------------
Charles W. Newhall III


         *
------------------------------------------
Mark W. Perry


         *
------------------------------------------
Scott D. Sandell

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 24 OF 34
--------------------                                            ----------------


         *
------------------------------------
Eugene A. Trainor III




                                          *By: /s/ Louis S. Citron
                                               -------------------------------
                                               Louis S. Citron
                                               As attorney-in-fact



This Schedule 13G was executed by Louis S. Citron on behalf of the individuals listed above pursuant to Powers of Attorney, copies of which are attached as
Exhibit 2.

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 25 OF 34
--------------------                                            ----------------


                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Vonage Holdings Corp.

      EXECUTED this 12th day of February, 2007.


NEW ENTERPRISE ASSOCIATES 11,
  LIMITED PARTNERSHIP


By:   NEA PARTNERS 11, LIMITED PARTNERSHIP
      General Partner

      By:   NEA GP 11, LLC
            General Partner


            By:         *
               ---------------------------
               Eugene A. Trainor III
               Manager


NEA PARTNERS 11, LIMITED PARTNERSHIP

      By:   NEA GP 11, LLC
            General Partner


            By:         *
               ---------------------------
               Eugene A. Trainor III
               Manager


NEA GP 11, LLC


By:         *
   ---------------------------------------
   Eugene A. Trainor III
   Manager

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 26 OF 34
--------------------                                            ----------------

NEW ENTERPRISE ASSOCIATES 10,
  LIMITED PARTNERSHIP

By:   NEA PARTNERS 10, LIMITED PARTNERSHIP
      General Partner


      By:           *
           -------------------------------
             Charles W. Newhall III
             General Partner


NEA PARTNERS 10, LIMITED PARTNERSHIP


By:         *
    --------------------------------------
    Charles W. Newhall III
    General Partner


         *
------------------------------------------
Michael James Barrett


         *
------------------------------------------
Peter J. Barris


         *
------------------------------------------
Forest Baskett


         *
------------------------------------------
Ryan D. Drant


         *
------------------------------------------
C. Richard Kramlich


         *
------------------------------------------
Krishna Kolluri


         *
------------------------------------------
Charles M. Linehan


         *
------------------------------------------
Peter T. Morris

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 27 OF 34
--------------------                                            ----------------



         *
------------------------------------------
Charles W. Newhall III


         *
------------------------------------------
Mark W. Perry


         *
------------------------------------------
Scott D. Sandell


         *
------------------------------------------
Eugene A. Trainor III




                                              *By: /s/ Louis S. Citron
                                                   -----------------------------
                                                   Louis S. Citron
                                                   As attorney-in-fact



This Agreement was executed by Louis S. Citron on behalf of the individuals listed above pursuant to Powers of Attorney, copies of which are attached as
Exhibit 2.

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 28 OF 34
--------------------                                            ----------------


                                                                       EXHIBIT 2
                                                                       ---------

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III, Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 2001.


                                    /s/ Stewart Alsop II
                                    ------------------------------------
                                    Stewart Alsop II


                                    /s/ Peter J. Barris
                                    ------------------------------------
                                    Peter J. Barris


                                    /s/ Nancy L. Dorman
                                    ------------------------------------
                                    Nancy L. Dorman


                                    /s/ Ronald Kase
                                    ------------------------------------
                                    Ronald Kase


                                    /s/ C. Richard Kramlich
                                    ------------------------------------
                                    C. Richard Kramlich


                                    /s/ Arthur J. Marks
                                    ------------------------------------
                                    Arthur J. Marks


                                    /s/ Thomas C. McConnell
                                    ------------------------------------
                                    Thomas C. McConnell

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 29 OF 34
--------------------                                            ----------------



                                    /s/ Peter T. Morris
                                    ------------------------------------
                                    Peter T. Morris


                                    /s/ John M. Nehra
                                    ------------------------------------
                                    John M. Nehra


                                    /s/ Charles W. Newhall III
                                    ------------------------------------
                                    Charles W. Newhall III


                                    /s/ Mark W. Perry
                                    ------------------------------------
                                    Mark W. Perry


                                    /s/ Scott D. Sandell
                                    ------------------------------------
                                    Scott D. Sandell

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 30 OF 34
--------------------                                            ----------------


                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III, Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 19th day of October, 2001.



                                      /s/ Michael James Barrett
                                      ------------------------------------
                                      Michael James Barrett

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 31 OF 34
--------------------                                            ----------------



                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III and Louis S. Citron, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 21st day of April, 2002.



                                    /s/ Eugene A. Trainor III
                                    ------------------------------------
                                    Eugene A. Trainor III

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 32 OF 34
--------------------                                            ----------------


                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Charles W. Newhall III and Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 2005.



                                    /s/ Forest Baskett
                                    ------------------------------------
                                    Forest Baskett


                                    /s/ Ryan Drant
                                    ------------------------------------
                                    Ryan D. Drant


                                    /s/ Charles M. Linehan
                                    ------------------------------------
                                    Charles M. Linehan

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 33 OF 34
--------------------                                            ----------------



                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Charles W. Newhall III and Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a direct or indirect general partner, director, officer or manager of any partnership, corporation or limited liability company, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 20th day of December, 2006.



                                    ------------------------------------
                                    Forest Baskett


                                    ------------------------------------
                                    M. James Barrett


                                    ------------------------------------
                                    Peter J. Barris


                                    ------------------------------------
                                    Ryan Drant


                                    ------------------------------------
                                    Paul Hsiao


                                    ------------------------------------
                                    Vladimir Jacimovic


                                    ------------------------------------
                                    Patrick J. Kerins

--------------------                                            ----------------
CUSIP NO. 92886T201                     13G                       PAGE 34 OF 34
--------------------                                            ----------------


                                    ------------------------------------
                                    Suzanne King


                                    /s/ Krishna Kolluri
                                    ------------------------------------
                                    Krishna Kolluri


                                    ------------------------------------
                                    C. Richard Kramlich


                                    ------------------------------------
                                    Charles M. Linehan


                                    ------------------------------------
                                    Peter T. Morris


                                    ------------------------------------
                                    John M. Nehra


                                    ------------------------------------
                                    Charles W. Newhall III


                                    ------------------------------------
                                    Mark W. Perry


                                    ------------------------------------
                                    Michael Raab


                                    ------------------------------------
                                    Scott D. Sandell


                                    ------------------------------------
                                    Eugene A. Trainor III


                                    ------------------------------------
                                    Sigrid Van Bladel